EXHIBIT 16.1




Securities and Exchange Commission

We confirm our agreement with the statements made under Item 4 of the Form 8-K dated May 10, 2001 of the Ingram Micro 401(k) Investment Savings Plan, a copy of which has been furnished for our review.



Stephens, Reidinger & Beller LLP

Newport Beach, California
May 25, 2001